Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements No. 333‑214603 and No. 333‑219149 on Form S‑3 and No. 333‑215487 on Form S‑8 of our report dated February 21, 2023, with respect to the consolidated financial statements of Hostess Brands, Inc. and subsidiaries and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP
Kansas City, Missouri
February 21, 2023